Specialty Care Network, Inc. and Subsidiary

                 Exhibit 11 - Computation of Per Share Earnings


                                                For the Three    For the Three       For the Six      For the Six
                                                Months Ended     Months Ended        Months Ended     Months Ended
                                                June 30, 1997    June 30, 1996       June 30, 1997    June 30, 1996
                                                -------------    -------------       -------------    -------------
Average shares outstanding                        15,182,757         1,690,000         13,991,495         1,690,000

Net effect of convertible debentures                    --           2,020,901               --           2,020,901

Acquisition shares issued                               --           7,659,115               --           7,659,115

Dividends paid to promoters, using the
   treasury stock method                                --             192,234               --             192,234

Stock sold to Tallahassee Orthopedic
   Clinic, P.A                                          --             100,000               --             100,000

Net effect of common stock options based on
   the treasury stock method (using
   initial public offering price
   in 1996)                                          274,392           603,960            236,214           603,960
                                                ------------      ------------       ------------      ------------

Weighted average number of
   common shares and common
   share equivalents used in computation          15,457,149        12,266,210         14,227,709        12,266,210
                                                ============      ============       ============      ============

Net income (loss)                               $  1,184,662      $   (785,036)      $  1,967,592      $   (956,762)
                                                ============      ============       ============      ============

Net income (loss) per share                     $       0.08      $      (0.06)      $       0.14      $      (0.08)
                                                ============      ============       ============      ============

                                                                              20